EXHIBIT 99.1
CALCULATION OF THE MAXIMUM NOTES BALANCE AT JUNE 30, 2006
UNDER THE SENIOR SECURED NOTES FACILITY DATED JANUARY 13, 2005

I. Lesser of:
A. the product of:
1. the Free Cash Flow Multiple	8.0 x
Multiplied by
2. Services Business Free Cash Flow	$7,335

		$58,680
Or
B. the product of:
x. 2.0 times	2.0x
multiplied by
y. Services Business Revenue	$29,815

		$59,630
II. Lesser of
1. 50% of the results of the immediately preceding clause (I)		$29,340
Or
2. 30% of the Company’s After-tax PV10		$11,534
III. 10% of the Company’s After-tax PV10		$3,845

Maximum Notes Balance = (I) + (II) + (III)		$74,059

Aggregate Notes Outstanding at Determination Date		$47,500

Company’s After-tax PV10 as of 6/30/06		$38,446

Services Business Revenue {Section 2(a)(xxxx)}		$29,815
Services Business operating income	$10,729
Services Business depreciation and amortization expense	1,292
Less: Any net operating income from affiliates	—

(A) Services Business net operating income before interest, taxes,		$12,021
(B) Aggregate interest paid on permitted indebtedness		—
Services Business capital expenditures	$(5,739)
Less: Issuances of stock by Infinity, less costs	1,053

	(4,686)
Less: Aggregate interest expense	(—)

Services Business capital expenditures, not funded	(4,686)	(4,686)

Services Free Cash Flow {Section 2(a)(xxxix)}		$7,335